EMPLOYMENT AGREEMENT


         This Employment Agreement is entered into as of the 1st day of April, 1998, between MAXpc TECHNOLOGIES, INC., a Texas corporation (hereinafter referred to as "Employer"), GARY RAABE (hereinafter referred to as "Employee"), and Voxcom Holdings, Inc., the parent corporation of Employer (hereinafter referred to as "Voxcom").

         In consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. Employment.   Employer agrees to employ Employee and Employee agrees
to serve Employer, upon the terms and conditions hereinafter set forth.

         2. Term. The employment of Employee hereunder and this Employment Agreement shall commence the date hereof and shall continue in effect for a period of three years from the date hereof or until terminated pursuant to
Section 7 hereof.

         3. Duties. During the term of this Agreement, Employee shall be engaged as the chief executive officer of Employer and shall report to the Board of Directors of Employer. Employee's title shall be President and Chief Executive Officer of Employer, with such powers and duties in those capacities as are set forth in the Bylaws of Employer. Employee shall perform his duties from the Employer's main office in Dallas, Texas.

         4. Extent of Services. During the term of this Agreement, Employee shall devote substantially his entire working time, attention, and energies to the business of Employer, consistent with the time and effort he has devoted to the business of Employer in the past, and shall not during the term of service be actively engaged in any other business activities. However, this shall not be construed as preventing Employee from investing the Employee's personal assets in such form or manner as may require occasional or incidental services on the part of Employee in the management, conservation and protection of such investments and provided that such investments cannot be construed as being competitive or in conflict with the business of Employer.

         5. Compensation.

         5.1. Base Salary. Employer will pay Employee during the Employee's term of service hereunder, as compensation for the Employee's services, the sum of $7,000 per month (sometimes hereinafter referred to as the "Base Salary"), payable in biweekly or other installments in accordance with the general practices of the Employer. Employee shall be entitled to participate in any and all executive bonus programs of Employer and Voxcom at levels equal to those of employees in comparable executive positions. Any bonus compensation shall be payable in the discretion of the Board of Directors of the Employer.



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         5.2.    Benefits.

         5.2.1. The Employee shall be entitled to the same benefits generally provided to other executives of Employer and Voxcom of comparable rank and responsibility as well as to those generally provided to all officers of Employer and Voxcom in accordance with the policies of Voxcom from time to time. These are to include, but not be limited to, health insurance and vacation pursuant to Voxcom's standard policies.

         5.2.2.  The  Employer  shall  compensate  or  provide  the   designated
beneficiaries of Employee with the benefits accrued or vested under any compensation and/or other benefit plan of the Employer in which Employee was a participant as of the date of his death.

         5.3 Bonus. Employee shall be paid a bonus within thirty (30) days after the close of each calendar quarter in an amount equal to 25% of the net profit of Employer for the quarter then ended, in addition to all amounts paid in salary under Section 5.1. Net profit shall be determined in accordance with generally accepted accounting principles, and shall reflect a deduction for federal income tax that would be paid by Employer if it were a separate corporation. Prior to making such payment to Employee, Employee may elect to utilize the cash otherwise payable to him to purchase additional shares of Employer's Common Stock at a purchase price of $5.00 per share, up to a maximum of 800,000 shares. Employee shall also be paid a sign-on bonus upon the execution of this Agreement in the sum of $30,000.

         6.     Expenses.    During  the   term  of  employment  provided  for
herein, Employer shall pay or reimburse Employee, in accordance with its standard policy, upon submission of vouchers by the Employee for all expenses incurred by the Employee in the interest of Employer's business.

         7.      Termination.

         7.1. Termination Events. Subject to the provisions of Paragraph 7.2 of this Section, this Agreement shall terminate:

         7.1.1.  Upon death of Employee.

         7.1.2. At the option of the Employer if Employee shall become disabled and remain disabled for a period of six (6) months. Disability shall be defined as Employee's inability through illness or other cause to perform his normal work load as measured by the twelve (12) months preceding the commencement of such disability. During such disability, Employee shall be compensated in accordance with Employer's standard policy regarding disability.

         7.1.3.  Upon mutual agreement.

         7.1.4.  At any time at the option of Employee.



EMPLOYMENT AGREEMENT                                                      Page 2

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         7.1.5.  At the  Employer's  option for any good cause.  For purposes of this Section, "good cause" for termination shall mean: (a) the conviction of Employee of any act involving moral turpitude, (b) any material breach by Employee of any of the terms of, or the failure to perform any covenant contained in, this Agreement, (c) any material breach of the terms of the Stock Purchase Agreement between Employee and Voxcom Holdings, Inc., or (d) the failure of the Company to have achieved a minimum level of sales of 4,000 multimedia computer boards (or their equivalent) during any month during the first year after the execution hereof, at a gross margin of at least 33 1/3%.

         7.1.6.  Upon the conclusion of the term of this Agreement.

         7.2.    Consequences of Termination.   Upon  termination  pursuant  to
Section 7.1, the Employee shall be paid all salary prorated to the date of termination.

         8. Trade Secrets and Confidential Information. During the term of this Agreement, Employee will have access to customer lists and compilations of information and records specific to and regularly used in the operation of the business of Employer. Employee acknowledges that such information constitutes valuable and confidential information of the Employer. Employee shall not disclose any of the aforesaid private company secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or after termination of employment. All files, records, electronic and magnetic files, documents, specifications, equipment and similar information relating to the business of Employer, whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer except as shall be necessary for Employee to perform Employee's duties under this Agreement. Upon termination of this Agreement for any reason, Employee will deliver all such materials in his possession and all copies thereof to Employer.

         9.      Non-competition.

         9.1. Employee acknowledges that during the term of this Agreement the Employer has agreed to provide to him, and he shall receive from the Employer, special training and knowledge. Employee acknowledges that included in the special knowledge received is the confidential information identified in
Section 8. Employee acknowledges that this confidential information is valuable to the Employee and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Employer by the enforcement of this covenant not to complete. Therefore, Employee agrees that during the term of this Agreement and for a period commencing upon the termination of the term of Employee's employment hereunder and ending upon the second anniversary thereof, unless otherwise extended pursuant to the terms hereof, Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Employer as it exists upon the termination of the term of Employee's employment hereunder, anywhere within the State of Texas. Employee represents to the Employer that the enforcement


EMPLOYMENT AGREEMENT                                                      Page 3

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of the restriction contained in this Section 9 would not be unduly burdensome to
Employee. Employee further represents and acknowledges that Employee is willing and able to compete in other geographical areas not prohibited by this Section 9.

         9.2. Employee agrees that a breach or violation of this covenant not to compete by such Employee shall entitle the Employer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Employer may show itself justly entitled. Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach hereof.

         9.3. In addition to the restrictions set forth in paragraph (a) of this Section 9, Employee shall not for a period commencing upon the termination of the term of Employee's engagement hereunder and ending upon the second anniversary thereof, either directly or indirectly, (i) make known to any person, firm or corporation the names and addresses of any of the customers of the Employer or contacts of the Employer within the custom sign making industry or any other information pertaining to such persons, (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers of the Employer on whom Employee called or with whom Employee became acquainted during Employee's association with the Company, whether for Employee or for any other person, firm or corporation within the State of Texas or (iii) recruit or hire or attempt to recruit or hire, directly or by assisting others, any other employee of the Employer or any of its affiliates.

         9.4. The representation and covenants contained in this Section 9 on the part of Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Employer or any officer, director, or shareholder of the Employer or any officer, director, or shareholder of the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants of the Employee contained in this Section 9. In addition, the provisions of this Section 9 shall continue to be binding upon Employee in accordance with its terms, notwithstanding the termination of Employee's engagement hereunder for any reason.

         9.5. If Employee violates any covenant contained in this Section 9 and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Section 9 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the termination of the term of Employer's employment hereunder and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Section 9.

         9.6. The parties to this Agreement agree that the limitations contained in this Section 9 with respect to geographic area, duration and scope of activity are reasonable. However, if any


EMPLOYMENT AGREEMENT                                                      Page 4

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court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Section 9 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

         10.     General Provisions.

         10.1. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail by Employer to the residence of Employee, or by Employee to Employer's principal office.

         10.2. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns, and the Employer shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. The term "Employer" as used herein shall include successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Employer (including this Agreement) whether by operation of law or otherwise. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

         10.3. Waiver of Breach. The waiver by Employer or Employee of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

         10.4. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         10.5. Attorneys' Fees. In the event that there shall be any litigation or court proceeding with respect to this Agreement or the obligations of the parties hereunder, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party.

         10.6.  Governing Law.   This Employment Agreement shall  be governed by
the laws of the State of Texas.

         10.7. Arbitration. The Employer and Employee agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory, or otherwise) and/or disagreements concerning the interpretation or application of this Agreement and/or Employee's engagement by the Employer and/or the termination of this Agreement and/or Employee's engagement by the Employer; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under this Agreement be submitted to arbitration


EMPLOYMENT AGREEMENT                                                      Page 5

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pursuant  to  this  Section  or  otherwise.   Any  such  dispute,  claim  and/or
disagreement subject to arbitration pursuant to the terms of this Section shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Arbitration under this provision must be initiated within 30 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining. Within 10 days of the initiation of an arbitration hereunder, each party will designate an arbitrator pursuant to Rule 14 of the AAA Rules. The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. Employee and the Employer agree that the decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 - 14. The parties hereto agree that pursuant to Section 9 of the Act that a judgment of the United States District Court for the North District of Texas, Dallas Division, shall be entered upon the award made pursuant to the arbitration.

         IN WITNESS WHEREOF, Employer has caused this Employment Agreement to be executed in its corporate name by its corporate officers thereunto duly authorized, and Employee has executed this Employment Agreement.

                                   EMPLOYEE:


                                   /s/ Gary Raabe
                                   ------------------------------------
                                   GARY RAABE

                                   EMPLOYER:

                                   MAXpc TECHNOLOGIES, INC.



                                   By:      /s/ Donald G. McLellan
                                            ----------------------------------
                                            Donald G. McLellan, Vice President

                                   VOXCOM HOLDINGS, INC.



                                   By:      /s/ Donald G. McLellan
                                            ---------------------------------
                                            Donald G. McLellan, President






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